Exhibit 10.9

October 31, 2024

Jason Ruegg, Manager

Off The Hook Yacht Sales NC, LLC

1701 Jel Wade Drive

Wilmington NC 28401

Re: Credit Approval

Dear Mr. Ruegg,

Red Oak Inventory Finance, LLC (“Red Oak”) is pleased to advise that Off The Hook Yacht Sales NC, LLC (“Dealer”) is conditionally approved for a $25,000,000.00 Pay as Sold line of credit of which up to $25,000,000.00 is available to finance Trade-In / Used inventory. This conditional approval is valid through December 14, 2024. The increased line of credit will be activated upon complete execution of all required documents and satisfaction of the following conditions:

The following “Pre-Funding Conditions” must be fully satisfied prior to activation of the credit line. Please also initial where indicated under “Operational Conditions.”

Pre-Funding Conditions

1.	Amended and Restated Credit and Security Agreement to be signed by Jason Ruegg
2.	ILOC Addendum to Credit and Security Agreement Letter of Credit to be signed by Jason Ruegg
3.	Irrevocable Letter of Credit in the amount of Two Million Dollars issued by a Red Oak approved bank. Required verbiage template previously sent under separate cover.
4.	Amended and Restated Personal Guaranty; other guarantees to be addressed under separate cover.
5.	Revised Program letter, to be sent separately.
6.	Insurance certificate showing Inventory Coverage, Business Property Coverage or Commercial Property Coverage in the amount of at least $18,750,000.00 listing all approved locations naming Red Oak Inventory Finance, LLC as Loss Payee:

Red Oak Inventory Finance, LLC

P.O. Box 326

Alpharetta, GA 30009

Operational Conditions:

1.	Starting with fiscal year end 12/31/2024, and for each quarter thereafter, the Dealer must provide financial statements to Red Oak. The fiscal statements should be provided within 120 days of the fiscal year end and the quarterly financial statements should be provided within 45 days of the quarter end.

Initial

We’re excited for the continued opportunity to align with your organization and look forward to a long and mutually beneficial relationship. Should you have any questions, please contact your sales representative Greg Nash at [  ]. or.

The Credit Team

Red Oak Inventory Finance, LLC

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This Amended and Restated Credit and Security Agreement (as from time to time further amended, restated, modified or extended, and inclusive of any Statement of Financial Transaction (as defined herein) and all agreements, instruments and documents executed or delivered in connection with the Obligations (as defined herein) or otherwise related hereto and thereto, as hereinafter defined, the “Agreement”) is dated as of October 31, 2024 (the “Effective Date”) by and between RED OAK INVENTORY FINANCE, LLC (as successor-in-interest of Triad Financial Services, Inc.), a Florida limited liability company, in its individual capacity and as agent for each Lender party hereto from time to time (together with its successors and assigns, “Lender”) and the undersigned Dealer(s) (individually and collectively, “Dealer”), and amends and restates that certain Credit and Security Agreement dated as of May 25, 2022 (as from time to time amended, restated, modified or extended, and inclusive of any Statement of Financial Transaction and all agreements, instruments and documents executed or delivered in connection with the Obligations (as defined therein) or otherwise related thereto, as hereinafter defined, the “Original Agreement”) by and between Triad Financial Services, Inc. (as predecessor-in-interest of Lender) and the Dealer. This Agreement constitutes an amendment and restatement of the Original Agreement, and the execution and delivery hereof and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the rights or obligations under the Original Agreement, all of which shall continue in full force and effect as amended and restated hereby. All references herein to Dealer, any guarantor, obligor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, any government or any political subdivision thereof, or other entity, and the term “entity” shall mean any such “person” other than an individual. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require.

1. Extensions of Credit. Subject to the terms of this Agreement, Lender may extend credit to or on behalf of the Dealer from time to time, on the terms and conditions set forth herein, to enable the Dealer to purchase goods for resale (collectively, the “Inventory”) from certain vendors approved by Lender in its sole discretion (each, a “Vendor” and, collectively, the “Vendors”), and Dealer shall be responsible (on a joint and several basis if more than one Dealer executes this Agreement) for any such credit extended by Lender and all other amounts that arise or come due hereunder, including all Obligations. Lender’s decision to advance funds is at Lender’s sole and absolute business discretion. Lender may combine all of Lender’s advances to Dealer or on Dealer’s behalf, whether under this Agreement or any other agreement, and whether administered as separate sub-limits, multiple accounts, or otherwise, together with all finance charges, fees and expenses related thereto, to constitute one debt and loan owed by Dealer (on a joint and several basis if more than one Dealer executes this Agreement). All advances and other transactions hereunder are at the sole and absolute business discretion of Lender, are exclusively for business purposes, and are not for personal, family, household or any other consumer purposes.

2. Financing Terms. Lender and Dealer agree to set forth in this Agreement the general terms of Dealer’s financing arrangement with Lender. Certain other financial terms may depend, in part, on factors which vary from time to time, including without limitation, the availability of any Vendor discounts, if any, payment terms or other incentives, Lender’s floor-planning volume with Dealer and a Vendor, if any, and other economic factors. Upon agreeing to finance an item of Inventory for Dealer, Lender will transmit, send or otherwise make available to Dealer a transaction statement, which is a record which identifies the Inventory financed and/or the advance made and the terms and conditions of repayment of such advance (individually and collectively, “Statement of Financial Transaction”). Dealer agrees that Dealer’s failure to notify Lender in writing of any objection to a Statement of Financial Transaction within fifteen (15) days after a Statement of Financial Transaction is transmitted, sent or otherwise made available to Dealer, shall constitute Dealer’s (a) acceptance of all terms thereof, (b) agreement that Lender is financing such Inventory at Dealer’s request, and (c) agreement that such Statement of Financial Transaction will be incorporated herein by reference. If Dealer objects to the terms of any Statement of Financial Transaction, Dealer will pay Lender for such Inventory in accordance with the most recent terms for similar Inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of 10% per annum or at the maximum lawful contract rate of interest permitted under applicable law), subject to termination of this Agreement by Lender and its rights under the termination provision contained herein. To the extent any Vendor program subsidies are applicable to Dealer’s financing program (each a “Lender Credit”), with respect to any advance Lender makes to such Vendor on behalf of Dealer, Lender may apply against any such amount owed to such Vendor any amount Lender is owed from such Vendor for any such Lender Credit; provided, however, in the event such Vendor does not remit any such Lender Credit, Dealer agrees to pay the full amount of such Lender Credit.

3. Security Interest.

(a) To secure the payment and performance of the Obligations of Dealer to Lender, Dealer hereby grants to Lender a security interest in and to the Collateral described herein. All capitalized terms used herein, which are not otherwise defined in this Agreement, and which are defined in the Uniform Commercial Code, as in effect from time to time, in Georgia, or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien (as defined herein) on any Collateral (as defined below) (the “UCC”) shall be used herein as such term is defined in the UCC.

(b) “Collateral” means all of the following personal property of the Dealer, whether such property or Dealer’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including without limitation:

(i)	all personal property of Dealer, wherever located, and whether such property is now existing or hereinafter acquired,

(ii)	all Inventory of Dealer, whether or not any such Inventory is financed in whole or in part by Lender;

(iii)	all returns, repossessions, exchanges, substitutions, replacements, attachments, parts, accessories and accessions of the foregoing;

(iv)	all Equipment, Fixtures and other Goods of Dealer;

(v)	all Vendor Credits (as defined below);

(vi)	all rent owed from any Equipment or Inventory that is rented;

(vii)	all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing, and all computers, disks, tapes, media and other devices in which such records are stored, but only to the extent the same directly relate to the foregoing;

(viii)	choses in action, causes of action, and all other intangible personal property of Dealer;

(ix)	all Dealer’s Accounts (including Payment Intangibles, Deposit Accounts), General Intangibles (including, without limitation, Payment Intangibles), Chattel Paper (whether tangible or electronic), Instruments (including Promissory Notes), Deposit Accounts, Investment Property and documents representing proceeds of any of the foregoing, including, but not limited to all manufacturers’ statements of origin (each an “MSO”) or certificates of title for any item of Inventory; and

(x)	all cash and insurance proceeds and products of the foregoing.

(c) “Obligations” means all indebtedness and other obligations of any nature whatsoever of Dealer to Lender, whether such indebtedness or other obligations arise under this Agreement or any other existing or future agreement between or among Dealer and Lender or otherwise, and whether for principal, interest, fees, Charges (as defined herein), expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing, future, direct, indirect, acquired, contractual, non-contractual, joint and/or several, fixed, contingent or otherwise.

(d) “Vendor Credits” means all of Dealer’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due to Dealer from any Vendor.

4. Representations and Warranties. Dealer represents and warrants that at the time of execution of this Agreement and at the time of each approval and each advance hereunder:

(a) Dealer does not conduct business under any trade styles or trade names except as disclosed by the Dealer to Lender in writing and has all the necessary authority to enter into and perform this Agreement and Dealer will not violate its organizational documents, or any law, regulation or agreement binding upon it, by entering into or performing its obligations under this Agreement;

(b) Dealer will only keep Collateral at locations within the U.S. which have been disclosed to Lender either (i) in writing prior to the execution of this Agreement or (ii) upon thirty (30) days written notice, and, in either case, which have been approved by Lender (“Permitted Locations”);

(c) this Agreement correctly sets forth Dealer’s true legal name, the type of its organization (if not an individual), and the state in which Dealer is incorporated or otherwise organized;

(d) all information supplied by Dealer to Lender, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true, correct and complete;

(e) Dealer has good title to all Collateral;

(f) there are no actions or proceedings pending or threatened against Dealer which might result in any material adverse change in such Dealer’s financial or business condition; and

(g) if more than one Dealer executes this Agreement, each Dealer has received, or will receive, direct or indirect benefit from the creation of the joint and several Obligations hereunder; the financial accommodations provided to each Dealer hereunder are for the benefit of such Dealer; the execution, delivery and performance by such Dealer hereof will not result in such Dealer’s liabilities (including the maximum amount of liabilities that may be reasonably expected to result from all contingent liabilities and giving effect to rights of contribution and subrogation) exceeding the fair market value of such Dealer’s assets; the performance of the obligations of the such Dealer hereunder will not cause such Dealer to exceed its ability to pay its debts as they mature; and this Agreement is entered into by such Dealer without any intent to hinder, delay or defraud either present or future creditors, purchasers or other interested persons.

5. Covenants.

(a) Until sold, as permitted by this Agreement, Dealer shall be the sole owner of all Collateral financed by Lender free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”), other than Liens in favor of Lender and subordinate Liens in favor of other persons with respect to which Lender shall have first consented in writing.

(b) Dealer will:

(i)	keep all Collateral at Permitted Locations and keep all tangible Collateral safe and secure, in good order, repair and operating condition and insured as required by Lender;

(ii)	promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement;

(iii)	permit Lender and its designees, without notice, to inspect the Collateral during normal business hours and at any other time Lender deems desirable (and Dealer hereby grants Lender and its designees an irrevocable license to enter Dealer’s business locations during normal business hours without notice to Dealer to account for and inspect all Collateral and to examine and copy Dealer’s books and records related to the Collateral), and in connection with any inspection, provide Lender and its designees safe and secure access to the Collateral (and related books and records) and comply with any request made by Lender or its designees to move the Collateral in order to provide such safe and secure access;

(iv)	keep complete and accurate records of its business, including Inventory, Accounts and sales, and permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), upon reasonable prior notice and during normal business hours, to visit and inspect properties, to conduct at Dealer’s premises field examinations permitted in accordance with this Agreement of Dealer’s assets, liabilities, books and records, including examining and making copies or extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that upon the occurrence of a Default (as defined herein), the expenses of the Lender for such visits, inspections and examinations shall be at the sole expense of Dealer;

(v)	furnish Lender with such additional information regarding the Collateral and Dealer’s business and financial condition as Lender may from time to time reasonably request (including without limitation financial statements, financial projections, and inventory reports more frequently than set forth below);

(vi)	immediately notify Lender of any material adverse change in Dealer’s prospects, business, operations or condition (financial or otherwise) or in any Collateral;

(vii)	execute (or cause any third party in possession of Collateral to execute) all documents Lender requests to perfect and maintain Lender’s security interest in the Collateral;

(viii)	deliver to Lender immediately upon each request by Lender (and Lender may retain) each certificate of title or MSO issued for Collateral financed by Lender;

(ix)	at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires and, when requested, provide Lender with documentation evidencing the same;

(x)	notify Lender of the commencement of any material legal proceedings against Dealer and any legal proceedings against Dealer involving the Collateral, the Obligations, this Agreement or Dealer’s performance hereunder;

(xi)	comply with all applicable laws, rules, regulations and orders of all governmental bodies binding upon Dealer, including but not limited to, to the extent applicable, all relevant trade controls requirements, anti-money laundering requirements, anti-terrorist financing and know-your-client requirements issued by the U.S. Office of Foreign Asset Control (“OFAC”), the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) or the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”), and no such sale shall involve dealings between Dealer and any person or entity that a U.S. company or company of any other jurisdiction would be prohibited from dealing with under any laws or regulations of the United States or any other applicable jurisdiction;

(xii)	upon request from Lender, segregate, catalog, tag, or otherwise provide a clear means of differentiating and distinguishing the Collateral from all Inventory or goods of such Dealer financed by, or subject to the liens of, any other party other than Lender; and

(xiii)	to the extent any certificate of title, MSO, invoice or other transaction document evidencing the ownership or acquisition of any item of Inventory or Collateral purchased or acquired by Dealer reflects any inaccuracy in Dealer’s name due to typographical or scrivener’s errors, Dealer shall promptly correct such errors, including, but not limited to, demanding, to the extent necessary, that any issuing third party execute documents correcting such error(s).

(c) Dealer shall not, without Lender’s prior written consent:

(i)	use (except for demonstration for sale, if applicable), lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except: (i) for sales of Inventory at retail in the ordinary course of Dealer’s business, or (ii) if more than one Dealer executes this Agreement, for sales, transfers or consignments from one Dealer to another Dealer hereunder, provided, however, that such sale, transfer or consignment shall not jeopardize or otherwise impair Lender’s Lien on such Collateral;

(ii)	engage in any other material transaction not in the ordinary course of Dealer’s business;

(iii)	change its business in any material manner or its organizational structure or be a party to a merger or consolidation or change its registration to a registered organization other than as specified above;

(iv)	change its name without giving Lender at least sixty (60) days’ prior written notice thereof;

(v)	change the state in which it is incorporated or otherwise organized (except upon sixty (60) days’ prior written notice to Lender);

(vi)	change its chief executive office or office where it keeps its records with respect to Accounts or Chattel Paper;

(vii)	store Inventory financed by Lender with any third party; or

(viii)	sell or otherwise transfer Inventory to a Dealer Affiliate, where “Dealer Affiliate” means any person other than the Dealer that: (i) directly or indirectly controls, is controlled by or is under common control with Dealer, (ii) directly or indirectly holds an ownership stake in Dealer, (iii) is a director, partner, manager, or officer of Dealer or an affiliate of Dealer, or (iv) any natural person related to Dealer or an affiliate of Dealer.

(d) On and after the Effective Date, in the event any Dealer Affiliate: (i) establishes or acquires more than fifty percent (50%) of the ownership of any entity other than the Dealer, or (ii) is appointed as a manager, or is otherwise responsible for the management and/or operation of any entity other than the Dealer (each, a “New Affiliate Entity”), the Dealer and Lender shall use their best efforts to amend this Agreement in order to include the New Affiliate Entity as a Dealer hereunder.

6. Insurance

(a) All risk of loss, damage to or destruction of Collateral shall at all times be on Dealer. Except as otherwise agreed upon in writing by Dealer and Lender, Dealer shall keep tangible Collateral insured for full value against all insurable risks under policies delivered to Lender and issued by insurers satisfactory to Lender with loss payable to Lender. Lender is to be provided with any written notice of cancellation or change in such policies within ten (10) Business Days (as defined below) of the issuance of such notice. Upon the occurrence of any Default, Lender is hereby irrevocably appointed as Dealer’s attorney-in-fact and authorized, but not required, to act as attorney-in-fact for Dealer in adjusting and settling any insurance claims under any such policy and in endorsing any checks or drafts drawn by insurers. Dealer shall promptly remit to Lender in the form received, with all necessary endorsements, all proceeds of such insurance which Dealer may receive. Lender, at its election, shall either apply any proceeds of insurance it may receive toward payment of the Obligations or pay such proceeds to Dealer. For purposes of this Agreement, “Business Day” means any day the Federal Reserve Bank of New York is open for the transaction of business.

(b) Unless Dealer provides evidence of insurance coverage required by Section 6(a) of this Agreement, Lender may purchase such required insurance at Dealer’s expense. This insurance may, but not need to, protect Dealer’s interest. The coverage that Lender purchases may not pay any claim that the Dealer makes or any claim that is made against Dealer in connection with the Collateral. Dealer may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Dealer has obtained insurance as required under this Agreement. If Lender purchases insurance for the Collateral, Dealer will be responsible for the costs of that insurance, including insurance premium, interest, and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of insurance may be added to Dealer’s total outstanding balance or Obligations. The costs of insurance may be more than the cost of insurance Dealer may be able to obtain on its own.

7. Financial Statements. Unless waived by Lender, Dealer will deliver to Lender, or cause to be delivered to Lender, in a form satisfactory to Lender:

(a) Dealer’s year-end balance sheet and annual profit and loss statement for each of its fiscal years prepared in accordance with generally accepted accounting principles, consistently applied and otherwise in form and substance acceptable to Lender, within one hundred twenty (120) days after the same are prepared but in no event later than six months after the end of such fiscal year;

(b) within forty-five (45) days after the end of each of Dealer’s fiscal quarters prepared in accordance with generally accepted accounting principles, consistently applied and otherwise in form and substance acceptable to Lender, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealer’s year to date operations for the period ending as of the last date of such quarter, provided, however, that monthly balance sheets and income statements for Dealer shall also be delivered to Lender at Lender’s sole discretion and upon written request;

(c) Dealer’s corporate tax returns, within thirty (30) days of the filing of the same;

(d) Personal financial statements and tax returns for: (i) any guarantor of the Obligations, or any portion thereof, or (ii) any person or entity which owns more than ten percent (10.00%) of Dealer, which personal financial statements and tax returns shall be delivered annually, within forty-five (45) days after the end of such calendar year; and

(e) within ten (10) days after Lender’s request, any other information relating to the Collateral or the financial condition of Dealer.

8. Payment Terms.

(a) Dealer will immediately pay Lender the principal amount of the Obligations owed Lender on each item of Collateral financed by Lender on the earliest occurrence of any of the following events:

(i)	when such Collateral is lost, stolen or damaged;

(ii)	when such Collateral is sold, transferred, rented, leased, otherwise disposed of, unaccounted for, or its payment term has matured;

(iii)	in strict accordance with any curtailment or repayment schedule applicable to such Collateral; and

(iv)	when otherwise required under the terms of this Agreement.

Lender may apply payments to reduce finance charges first and then principal, regardless of Dealer’s instructions; and apply principal payments to the oldest (earliest) invoice for Collateral financed by Lender, but, in any event, all principal payments, may, in Lender’s sole and absolute business discretion, first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any payment hereunder which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges.

(b) If Dealer (i) fails to immediately remit funds to Lender upon the maturity of Dealer’s applicable payment terms with respect to such advance or upon the sale, transfer, rental, lease, loss, theft, damage, or other disposition of or inability to account for any Inventory financed by Lender for Dealer (a “Sale Out of Trust” or “SOT”) or (ii) is required to make immediate payment to Lender of any past due obligation discovered during any Collateral review, or at any other time, then Lender’s acceptance of any payment with respect to such past due obligation (whether in full or partial satisfaction of such obligation) shall not be construed to have waived or amended the terms of its financing program. Dealer shall send all such payments to Lender as directed.

(c) Any Vendor Credit granted to Dealer for any Collateral will not reduce the Obligations Dealer owes Lender until Lender has received payment therefor as set forth below. Dealer will: (i) pay Lender even if any Collateral is defective or fails to conform to any warranties extended by any third party; and (ii) indemnify and hold Lender (together with Lender’s affiliates, and its and their respective partners, agents, employees, successors and assigns, each a “Lender Indemnitee”) harmless against all claims and defenses asserted by any buyer of any Collateral. Dealer waives all rights of setoff Dealer may have against Lender. Dealer will not assert against Lender any claim or defense Dealer may have against any Vendor and any such claims or defenses shall not affect Dealer’s liabilities or obligations to Lender.

(d) Any advances which are not used to acquire Inventory, as contemplated hereby, shall be paid on demand unless otherwise provided in this Agreement or in any Statement of Financial Transaction. In order to adequately secure Dealer’s Obligations to Lender, Dealer shall, at Lender’s request, immediately pay Lender the amount necessary to reduce the sum of Lender’s outstanding advances with respect to Inventory received by Dealer to an amount which does not exceed the aggregate invoice price to Dealer of the Inventory in Dealer’s possession which (i) is financed by Lender, and (ii) in which Lender has a Lien.

(e) All payments due from Dealer to Lender under this Agreement or otherwise shall be made by ACH, EDI or federal wire drawn upon a United States bank, and in each case drawn on an account established in the name of Dealer. Payment in any other form may delay processing or be returned to Dealer, and may cause Dealer to incur a processing fee of up to $150 per occurrence and, as applicable, a late payment fee in accordance with Section 10(a) below. Lender’s policies bar payment by cash or cash equivalents and any such payments will be declined. Lender reserves the right to decline other forms of payment, including but not limited to, cashiers’ checks, money orders, bank drafts, third-party checks and travelers checks. In the event of any such payment decline, Dealer’s debt will remain outstanding and interest/fees permitted under this Agreement may accrue until acceptable payment is received.

9. Calculation of Charges.

(a) Dealer shall pay fees, charges and interest (collectively “Charges”) with respect to each advance in accordance with this Agreement. Dealer shall pay Lender a Charge of $150 per occurrence for any transmittal of payment, in whatever form, which is returned unpaid to Lender. Unless otherwise provided in this Agreement or any Statement of Financial Transaction, the following additional provisions shall be applicable to Charges:

(i)	for any month, the “Index Rate” shall be the greater of (a) the highest 1-month forward looking term Secured Overnight Financing Rate (“SOFR”) published on the website maintained by CME Group at www.cmegroup.com (or a successor website or publisher selected by Lender) (the “SOFR Website”) for any single day during the immediately preceding calendar month and (b) any Minimum Rate stated on the applicable Statement of Financial Transaction, provided, however, that such rate shall not be lower than 0.0%. If, for any reason, such rate is no longer published on the applicable CME Group page, Lender shall select such replacement index as Lender in its sole and absolute business discretion determines most closely approximates such rate;

(ii)	all Charges shall be paid by Dealer monthly pursuant to the terms of the billing statement in which such Charges appear;

(iii)	interest on each advance and principal amount of the Obligations related thereto shall be computed for any period by dividing the contract rate set forth in the applicable Statement of Financial Transaction by 360 (the quotient of which is herein referred to as the “Daily Rate”), and then multiplying the Daily Rate by the actual principal balance outstanding on such date;

(iv)	interest on an advance shall begin to accrue on the “Start Date,” which shall be: (A) for any new Inventory, the invoice date referred to in the applicable Vendor’s invoice for such new Inventory; or (B) for any used, trade-in or previously-owned Inventory, the date an advance is made hereunder to finance such used, trade-in or previously-owned Inventory;

(v)	for the purpose of computing Charges, any payment will be credited pursuant to Lender’s payment recognition policies, as in effect from time to time;

(vi)	advances or any part thereof not paid when due (and Charges not paid when due), at the option of Lender, shall become part of the principal amount of the Obligations and shall bear interest at the Default Rate (as defined below);

(vii)	all interest rates provided or referenced in the Statement of Financial Transaction, including all references to base rate and/or any margin or addition to any base rate, are provided and referenced on the basis of a 360-day year; and the method of calculating interest provided in this Section 9(a) (i.e., the interest rate calculated based on a year of 360 days, for the actual number of days elapsed) will result in a higher effective rate than the quoted numeric rate provided in the Statement of Financial Transaction; and

(viii)	for any period that SOFR is less than 0.00%, SOFR shall be deemed to be 0.00%.

For purposes of this Agreement, the following definitions shall apply:

“Default Rate” shall mean the default rate specified in Dealer’s financing program with Lender, if any, or if there is none so specified, at the lesser of 12% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law.

(b) Lender intends to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein, in any Statement of Financial Transaction, or in any other document, Lender shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If Lender ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, Lender will apply such excess amount to the reduction of the unpaid principal balance which Dealer owes, and then will pay any remaining excess to Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealer and Lender shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. Dealer agrees to pay an effective rate of interest that is the sum of (i) the interest rate provided in this Agreement, including as provided in each accepted Statement of Financial Transaction, as may be amended as provided herein; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Dealer pursuant to this Agreement and that are determined to be interest or in the nature of interest.

10. Billing Statement/Fees; Right to Modify Charges and Other Terms.

(a) Lender will transmit, send or otherwise make available to Dealer a monthly billing statement identifying all charges due on Dealer’s account with Lender. The charges specified on each billing statement will be due and payable in full immediately on the fifteenth (15th) day of the month subsequent to the date of receipt, unless otherwise stated in writing in Dealer’s billing statement, Statement of Financial Transaction or other written document provided by Lender, unless Lender receives Dealer’s written objection thereto within fifteen (15) days after it is transmitted, sent or otherwise made available to Dealer. If Lender does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer’s account with Lender during the immediately preceding month, Dealer will (to the maximum extent allowed by applicable law) pay Lender a fee equal to the greater of (except to the extent, and for so long as, the same is subject to a good faith dispute) 5% of all unpaid amounts, not to exceed any maximum amounts allowed under applicable law, or $25.00, until paid in full (payment of such fee does not waive the default caused by the late payment). Lender may adjust the billing statement at any time to conform to applicable law and this Agreement.

(b) Lender may charge one or more fees in connection with the servicing and administration of Dealer’s account. From time to time, Lender may provide written notice to Dealer of new or changed fees, interest and/or other finance charges (including without limitation, increases or decreases in the periodic rate or amount of finance charges, the method of computing finance charges and when and how finance charges, and principal payments, are payable), policies, practices and other charges and/or credit terms (collectively, “Fees and Terms”) payable by, or applicable to, Dealer or relating to Dealer’s account generally, or in connection with specific services, or events, to be effective as of the notice date, or such other future effective date as Lender shall advise, with respect to existing Obligations owing by Dealer to Lender and/or to Obligations incurred or arising after such notice or future effective date, as the case may be, all as Lender may elect by so indicating in such notice. Such notice may be delivered by mail, courier or electronically in a separate writing or website posting, or set forth in the Statement of Financial Transaction and/or the billing statement. For the avoidance of doubt, Dealer may request a copy of the Fees and Terms then in effect by written notice to Lender. Dealer shall be deemed to have accepted such Fees and Terms by either (1) making any request for financing after the effective date of such notice, or (2) failing to notify Lender in writing of any objection to a Statement of Financial Transaction, billing statement or written notice advising of such Fees and Terms within fifteen (15) days after such notice has been sent to Dealer. If Dealer objects to the Fees and Terms, such Fees and Terms shall not be imposed, but Lender may charge or implement the last Fees and Terms to which Dealer has not objected, and may elect to terminate Dealer’s financing program.

11. Default. The occurrence of one or more of the following events shall constitute a default by Dealer (each, a “Default”):

(a) Dealer shall fail to pay any Obligations hereunder or other amounts, however or wherever documented, owed to Lender or to any person that at any time directly or indirectly controls, is controlled by, or is under common control with Lender (a “Lender Affiliate”) when due or any remittance for any such Obligations or such other amounts is dishonored when first presented for payment;

(b) Dealer or any guarantor, pledgor, obligor, surety, issuer of a letter of credit or any person other than Dealer primarily or secondarily liable with respect to any Obligations (each an “Obligor”), shall (i) make any representation to Lender that is not true in all respects when made, or (ii) breach any covenant, warranty or agreement to or with Lender;

(c) Dealer (including, if Dealer is a partnership or limited liability company, any partner or member of such Dealer that is a natural person) or guarantor or other Obligor shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern;

(d) any guaranty, letter of credit or other form of collateral, pledge or security provided by Dealer, guarantor or other Obligor to Lender with respect to any Obligations or Collateral shall terminate or not be renewed at least sixty (60) days prior to its stated expiration or maturity;

(e) Dealer shall abandon any Collateral;

(f) any guaranteeing, granting or pledging party shall default, revoke, terminate or limit, or take any action purporting to default, revoke, terminate or limit, any guaranty, letter of credit, collateral pledge or other assurance of payment relating to any Obligations;

(g) Dealer or guarantor or other Obligor becomes insolvent, voluntarily or involuntarily becomes subject to any filing, notice or proceeding under the U.S. Bankruptcy Code, or is the subject of any other relief under any present or future law of any jurisdiction relative to bankruptcy, insolvency, reorganization, receivership, or other relief for debtors or affecting creditors’ rights, or any state insolvency law or any similar law, and, in each case, such proceeding is not dismissed within sixty (60) days (an “Automatic Default”);

(h) any trustee in bankruptcy, interim receiver, receiver, assignee for the benefit of creditors, receiver and manager, agent, custodian, sequestrator, administrator, monitor or liquidator or any other person with similar powers shall be appointed in respect of Dealer, guarantor or other Obligor or the assets of Dealer, guarantor or other Obligor, or any filing is made or proceeding is commenced in respect of Dealer seeking the entry of an order for the appointment or relief in respect of any of the above;

(i) any attachment, sale or seizure shall be issued or shall be executed against any assets of Dealer, guarantor or other Obligor;

(j) Dealer shall lose, or shall be in default of, any franchise, license or right to deal in any Collateral which Lender finances;

(k) Dealer, guarantor, other Obligor or any third party shall file any correction or termination statement with respect to any UCC filing made by Lender in connection herewith;

(l) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Dealer (including, if Dealer is a partnership or limited liability company, any partner or member of Dealer) or any guarantor or other Obligor or with respect to the Collateral;

(m) Dealer or guarantor or other Obligor fails to pay any debt or perform any other obligation owed to any third party;

(n) Dealer or guarantor or other Obligor defaults under the terms of any agreement with any Lender Affiliate;

or

(o) Lender in good faith believes the prospect of payment of any Obligations is impaired or Lender deems itself insecure.

12. Rights and Remedies Upon Default. Upon the occurrence of a Default, Lender shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. Lender may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand. Dealer waives notice of intent to accelerate, and of acceleration of any Obligations. Lender may enter any premises of Dealer, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If Lender requests, Dealer shall cease disposition of and shall assemble the Collateral (including, but not limited to, all certificates of title and MSOs) and make it available to Lender, at Dealer’s expense, at a convenient place or places designated by Lender. Lender may take possession of the Collateral or any part thereof on Dealer’s premises and cause it to remain there at Dealer’s risk and expense, pending sale or other disposition. Dealer agrees that the sale of Inventory by Lender to a person who is liable to Lender under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to UCC §9-618 or any similar provision of any other applicable law, and Dealer waives any provision of such laws to that effect. Dealer agrees that any repurchase of Inventory by a Vendor pursuant to any applicable repurchase agreement with Lender shall be a commercially reasonable method of disposition. Dealer shall be liable to Lender for any deficiency resulting from Lender’s disposition, including without limitation a repurchase by a Vendor, regardless of any subsequent disposition thereof. Dealer is not a beneficiary of, and has no right to require Lender to enforce, any repurchase agreement. If Dealer fails to perform any of its obligations under this Agreement, Lender may perform the same in any form or manner Lender in its sole and absolute business discretion deems necessary or desirable, and all monies paid by Lender in connection therewith shall be additional Obligations and shall be immediately due and payable without notice, together with interest payable on demand at the Default Rate. All of Lender’s rights and remedies shall be cumulative. At Lender’s request, or without request in the event of an Automatic Default, Dealer shall pay any Vendor Credits to Lender as soon as the same are received for application to the Obligations. Dealer hereby irrevocably appoints Lender as Dealer’s attorney-in-fact and authorizes Lender to collect such amounts directly from such Vendor and, upon request of Lender, shall instruct such Vendor to pay Lender directly. Dealer irrevocably waives any requirement that Lender retain possession and not dispose of any Collateral until after trial or final judgment or appeal thereof. Lender’s election to extend or not extend credit to Dealer is at Lender’s sole and absolute business discretion and does not depend on the absence or existence of a Default. If a Default is in effect, and without regard to whether Lender has accelerated any Obligations, Lender may, without notice, apply the Default Rate.

13. Power of Attorney. Dealer hereby irrevocably appoints Lender as Dealer’s attorney-in-fact and authorizes Lender to:

(a) file financing statements and amendments thereto describing Lender as “Secured Party,” Dealer as “Debtor” and indicating the Collateral;

(b) authenticate, execute or endorse on behalf of Dealer any instruments, Chattel Paper, certificates of title, MSOs, or other notices or records comprising or related to Collateral or evidencing financing under this Agreement or evidencing or maintaining the perfection of the security interest granted hereby, as attorney-in-fact for Dealer; and

(c) supply any omitted information and correct errors in any documents between Lender and Dealer.

This power of attorney and the other powers of attorney granted in this Agreement (including without limitation, Sections 6(a), 12 and 15(b) hereof) are irrevocable and coupled with an interest.

14. Collection and Other Costs. In the event of a Default, Dealer shall pay to Lender on demand all attorneys’ fees and legal expenses and other costs and expenses incurred by Lender in connection with establishing, perfecting, maintaining perfection of, protecting and enforcing its Lien on the Collateral and collecting any Obligations, or in connection with any modification of this Agreement, any Default or in connection with any action or proceeding for possession or under any receivership, assignment for benefit of creditors, bankruptcy or other insolvency laws (including, without limitation, filing a proof of claim, motion for stay relief or monitoring such proceeding under any such laws to the full extent permitted under such law), involving the Dealer or any Collateral. All fees, expenses, costs and other amounts described in this Section shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

15. Information.

(a) To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When Dealer opens an account, Lender may ask for the name(s), address(es), date(s) of birth, and other information that will allow Lender to identify Dealer, and its owner(s) as applicable, guarantor and other Obligor. Lender may also ask to see driver’s licenses or other identifying documents related to Dealer, and its owner(s) as applicable, guarantor and other Obligor. Failure to comply with such requests will constitute a Default under this Agreement.

(b) Dealer hereby irrevocably appoints Lender as Dealer’s attorney-in-fact and authorizes Lender to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to Dealer (including, to the extent permitted by law, any equity holders of Dealer). Lender may provide to any Lender Affiliate or any third parties any financial, credit or other information regarding Dealer (including, to the extent permitted by law, any equity holders of Dealer) that Lender may at any time possess, whether such information was supplied by Dealer to Lender or otherwise obtained by Lender. Further, Dealer hereby irrevocably appoints Lender as Dealer’s attorney-in-fact and authorizes and instructs any third parties (including without limitation, any Vendor or customers of Dealer) to provide to Lender any credit, financial or other information regarding Dealer that such third parties may at any time possess.

16. Termination. Unless sooner terminated as provided in this Agreement or by at least forty-five (45) days prior written notice from either party to the other, the term of this Agreement shall be for one (1) year from the date hereof and automatically renewed from year to year thereafter; provided, however, that either Lender or Dealer may terminate this Agreement immediately by notice to Dealer if Dealer objects to any terms of any Statement of Financial Transaction, billing statement or written notice advising of Fees and Terms. Upon termination of this Agreement, all Obligations shall become immediately due and payable without notice or demand. Upon any termination, Dealer shall remain fully liable to Lender for all Obligations, whether arising prior to or after termination, and all of Lender’s rights and remedies and its security interest shall continue until all Obligations to Lender are paid and all obligations of Dealer are performed in full. If Lender makes advances in reliance on any applicable repurchase agreement from a Vendor, it may cease making such advances if it has any concern as to whether such repurchase agreement will cover future advances or be performed by such Vendor. No provision of this Agreement shall be construed to obligate Lender to make any advances. All rights, remedies, privileges and indemnities set forth in this Agreement in Lender’s and each Lender Indemnitee’s favor are expressly made for the benefit of and shall be enforceable by each of them and their respective successors and assigns, and shall survive any expiration or termination of this Agreement.

17. Binding Effect. Dealer cannot assign its interests in this Agreement, or any portion thereof, without Lender’s prior written consent. This Agreement will protect and bind Lender’s and Dealer’s respective heirs, representatives, successors and permitted assigns, as the case may be.

18. Notices. Except as required by law or as otherwise provided herein, all notices or other communications to be given under this Agreement or under the UCC shall be in writing served either personally, by overnight courier addressed to Dealer at the address set forth on Dealer’s signature block, below, or such other address as Dealer notifies Lender, in writing, shall be used for notices under this Section 18. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier, except that any notice of change of address shall not be effective until actually received.

19. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

20. Supplement. If Dealer and Lender have previously executed other agreements pertaining to all or any part of the Collateral, this Agreement will supplement, but not amend, such agreement, and this Agreement will neither be deemed a novation nor a termination of such agreement, nor will execution of this Agreement be deemed a satisfaction of any obligation secured by such agreement. This Agreement will only pertain to financing related to Dealer’s acquisition of Inventory from a Vendor or the refinancing of Inventory acquired from a Vendor.

21. Miscellaneous. Time is of the essence regarding Dealer’s performance of its obligations to Lender. Lender may accept this Agreement by issuance of an approval to the applicable Vendor for the purchase of Inventory by Dealer or by making an advance hereunder. Dealer’s liability to Lender is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. Lender may refrain from or postpone enforcement of this Agreement or any other agreements between Lender and Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by Lender of a Default shall only be effective if in writing signed by Lender and transmitted to Dealer. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay any taxes, fees or other obligations which may impair Lender’s interest in the Collateral, or fails to keep any Collateral insured, Lender may, but shall not be required to, pay such amounts, provided that Lender’s effecting such compliance shall not be a waiver of Dealer’s failure or Default. Such paid amounts shall constitute: (a) additional Obligations which Dealer owes to Lender, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. This Agreement may be validly executed in one or more multiple counterpart signature pages, and each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement (including DocuSign and other comparable means of electronic signature), if any, are sufficient to authenticate this writing and have the same force and effect as manual signatures. Notwithstanding anything herein to the contrary, Lender may rely on any facsimile copy, electronic data transmission, or electronic data storage of this Agreement, any Statement of Financial Transaction, billing statement, financing statement, authorization to pre-file financing statements, invoice from any Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement. No modification of this Agreement shall bind Lender unless in a writing signed by Lender and transmitted to Dealer. Dealer acknowledges that: (i) it has received a true and complete copy of this Agreement, and (ii) it has read and understands this Agreement.

22. Assignments; Participations.

(a) Assignments. Lender may at any time assign to one or more persons (any such person, an “Assignee”) all or any portion of its interests under this Agreement, including, but not limited to, its rights, claims and interest in any Obligations, Liens and/or Collateral without advance notice to or consent of Dealer. Following such assignment: (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee (an “Assignment Agreement”), shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Dealer shall execute and deliver to the Assignee (and, as applicable, Lender) such other documents as may be reasonably requested by Lender or Assignee to evidence the assignment.

(b) Participations. Lender may at any time sell to one or more persons or entities participating interests in this Agreement, the Obligations, the Liens and/or the Collateral (any such person or entity, a “Participant”) without advance notice or consent to Dealer. In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Dealer shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder, (c) all amounts payable by Dealer shall be determined as if Lender had not sold such participation and shall be paid directly to Lender, and (d) Lender shall maintain as a non- fiduciary agent of Dealer, a register as to the participations granted and transferred under this section.

23. CLASS ACTION WAIVER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, DEALER AND LENDER AGREE THAT BY ENTERING INTO THIS AGREEMENT, DEALER AND LENDER WAIVE THEIR RIGHT TO PARTICIPATE IN A CLASS ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION AGAINST THE OTHER IN COURT. DEALER AND LENDER FURTHER AGREE THAT EACH MAY BRING DISPUTES AGAINST EACH OTHER ONLY IN THEIR INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless Dealer and Lender both agree otherwise, no claims may be joined or consolidated into any other existing proceeding.

24. Privacy. Lender and Dealer acknowledge that they are aware of various US federal and State laws that require the protection of personal data, including, without limitation, Graham Leach Bliley Act (“GLBA” 15 U.S.C. § 6801 et seq.), California Consumer Protection Act (“CCPA” California Civil Code § 1798.185 et seq.), and New York SHIELD Act (N.Y. Gen Bus. Law § 899-bb), and each agree to perform all necessary obligations will be in done in accordance with all applicable data protection and data privacy laws. The parties understand and agree that telematics and audit data from the manufactured Inventory or other Collateral may be collected and shared among the parties hereto and the applicable Vendor, and that the parties are service providers pursuant to the terms of CCPA and any other applicable law. The parties agree and represent that the data is not sold or transferred for value and agree to cooperate in any data subject access requests within the periods dictated by the applicable laws. This telematics data may also include personally identifiable information or identifiable household data and will be collected, processed, and stored in accordance with all applicable laws. The parties further agree to cooperate in the event of any security incident or any data subject access request. The parties acknowledge that each is individually responsible for making appropriate disclosures regarding data collection and use.

25. Unconditional Obligation. Dealer acknowledges and agrees that its obligations to pay the Obligations and any and all amounts due and owing in accordance with the terms hereof, and any Statement of Financial Transaction, shall be absolute and unconditional, and such Obligations shall not be released, discharged, waived, reduced, set-off or affected by any circumstances whatsoever, including, without limitation, any damage to or destruction of any Collateral, defects in the Collateral, including under any applicable “lemon laws,” or if Dealer no longer can use such Collateral. Dealer further acknowledges that it is not entitled to reduce or set-off against any Obligations or any other amounts due to Lender, whether or not Dealer’s claim arises out of this Agreement, any Statement of Financial Transaction, Lender’s liability or each Vendor’s liability, strict liability, negligence or otherwise. Dealer agrees that it shall not assert against Lender any claim of defense Dealer may have against any Vendor whether for breach of contract, warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge back, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses Dealer may have against a Vendor shall not affect Dealer’s liabilities or obligations to Lender.

26. Monetary Designations. Unless otherwise stated herein, all monetary amounts are stated in United States dollars.

27. Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary, punitive, incidental or consequential damages so that the aggrieved party’s remedy in connection with any action against any party to this Agreement arising under or in any way related to this Agreement shall be limited to actual and direct damages; provided that each party acknowledges and agrees that (a) any liquidated damages required to be paid by Dealer to Lender in connection with Lender’s exercise of any of its remedies upon a Default or in connection with a Collateral loss or casualty; and/or (b) third-party claims for such damages shall be deemed direct damages for Lender and each Lender’s Indemnitee and included in Dealer’s indemnity obligations hereunder.

28. JURY TRIAL WAIVER; CONSENT TO JURISDICTION; PUNITIVE DAMAGE WAIVER. ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE HEREUNDER, OR SUCH PARTICULAR DISPUTE, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, DEALER AND LENDER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. DEALER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF GEORGIA, INCLUDING WITHOUT LIMITATION ANY STATE COURT LOCATED IN FULTON COUNTY AND ANY FEDERAL COURT LOCATED IN THE NORTHERN DISTRICT OF GEORGIA, AND DEALER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT. LENDER AND DEALER HEREBY WAIVE ANY RIGHT TO PUNITIVE DAMAGES OF ANY KIND AGAINST ONE ANOTHER IN ANY PROCEEDING OR AWARD RELATING TO THIS AGREEMENT.

29. GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF GEORGIA (EXCLUDING CONFLICT OF LAW PRINCIPLES PROVIDING FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION) WILL GOVERN THIS AGREEMENT AND ALL TRANSACTIONS HEREUNDER AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS.

30. Confidentiality. As used herein, the term “Confidential Information” means written and oral information provided by or on behalf of either party to the other party, or to any of the other party’s affiliates in connection with this Agreement, which information has competitive value and/or is confidential in nature, and any other information designated by Dealer or Lender as being confidential, including, without limitation, any and all financial, technical, commercial or other information and documents concerning the business and affairs of either party, its affiliates and any studies or documents prepared during the review thereof by the respective parties and/or their respective directors, officers, employees, and representatives that contain or otherwise reflect such information. The term “Confidential Information” does not include such parts of the information which (a) are or become generally available to the public other than as a result of an unauthorized disclosure by any party, (b) become generally available to a party on a non-confidential basis from a source which is not known to such party to be prohibited from disclosing such information to such party or (c) are hereafter or were heretofore independently developed or compiled by such party without use of the Confidential Information. The parties shall treat the Confidential Information as confidential and proprietary and not use all or any part thereof for any purpose other than with respect to the performance of its obligations in connection with the transactions contemplated by this Agreement. Any party may disclose all or any part of the Confidential Information to such of its affiliates, officers, employees and other representatives who need to have access thereto with respect to the transactions contemplated by this Agreement. Each party will be responsible for any breach of the provisions of this Section by such party and their respective affiliates, directors, officers, employees, and representatives. Lender may disclose all or any part of the Confidential Information to each Assignee and Participant of Lender in connection with an assignment or participation permitted under Section 22 hereof, provided that such Assignee and Participant shall have signed an acknowledgement of these confidentiality provisions which includes an agreement to be bound by the terms of these confidentiality provisions to the same extent as the Lender. Except as may be necessary to facilitate the collection of the Obligations, all originals and copies of written Confidential Information in the possession or under the control of any party will be promptly destroyed or returned to the other party upon such other party’s request following termination of this Agreement. In the event that any party becomes legally compelled to disclose any of the Confidential Information, such party will provide the other party with notice thereof so that the other party may; at such other party’s sole cost and expense, seek a protective order or other appropriate remedy. This Section will survive the expiration or termination of this Agreement and will, in any such case, expire two (2) years from the date of such expiration or termination; provided, however, that nothing herein will be deemed or construed to authorize the disclosure of any information in violation of applicable laws.

31. Multiple Dealers. If more than one Dealer executes this Agreement, each Dealer hereby agrees to be jointly and severally responsible for fulfilling all Obligations hereunder. All affirmative representations, covenants, agreements and obligations imposed on “Dealer” hereunder shall constitute representations, covenants, agreements and obligations binding on all Dealers. All representations, covenants, agreements and obligations shall also constitute representations, covenants agreements and obligations of all Dealers but shall be breached hereunder if breached by any Dealer. Insofar as Lender is concerned, the act of any Dealer shall bind all other Dealers, and Lender’s rights, remedies, powers privileges and indemnities (and each Dealer’s rights and duties to Lender) shall not be affected by any notice or action to the contrary. Lender shall be fully protected, as to each and all Dealer, in dealing with any one Dealer. A Dealer’s obligations hereunder shall not be affected by any action taken or not taken by Lender, by any lack of prior enforcement or retention of any rights against any Dealer, by any illegality, unenforceability, or invalidity of any Dealer’s obligations, or by any circumstance or condition, including, without limitation, (i) any termination, amendment, or modification of, or supplement hereto; (ii) any action by any Dealer with respect to any item of Collateral; (iii) any failure or delay to conform or comply with any term hereof; (iv) any waiver, consent, extension, indulgence, compromise, settlement, release, or other action or inaction under or in respect hereof, or any exercise or non-exercise of any right, remedy, power, privilege or indemnity under or in respect hereof; (v) any voluntary or involuntary bankruptcy, insolvency, or similar proceeding with respect to any Dealer; (vi) any limitation on the liability or obligations of any Dealer, or any discharge, termination, cancellation, frustration, invalidity or unenforceability hereof; (vii) any defect in title to or condition of any item of the Collateral; (viii) any merger or consolidation of any Dealer into or with any other entity; and (ix) any other condition or circumstance which might otherwise constitute a legal or equitable discharge, release, defense, or limitation arising out of any laws of the United States of America or any state thereof or any other applicable jurisdiction. Each Dealer agrees that Lender shall not be required to file suit or proceed to obtain or assert a claim against any other Dealer or its assets, either before or as a condition to enforcing such first Dealer’s liability hereunder. Lender shall have no duty to see any allocation of use or benefits of any item of Collateral subject hereto, regardless of any notice or request from any Dealer, all relations between or among Dealers being an internal matter for such Dealer and not for Lender. Lender shall not be obligated to release its security interest in any item of Collateral until all applicable preference periods have passed with respect to payments made to Lender by or on behalf of any and all Dealers.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date first written above.

Lender:		Dealer:

RED OAK INVENTORY FINANCE, LLC		OFF THE HOOK YACHT SALES NC, LLC, a
North Carolina limited liability company
In its individual capacity and as agent for each Lender party hereto from time to time

By:	/s/ Maureen Daiker	By:	/s/ Jason Ruegg
Name:	Maureen Daiker	Name:	Jason Ruegg
Its:	VP – Credit	Its:	Manager
Address:		Address:

Email:		Email:

ADDENDUM TO CREDIT AND SECURITY AGREEMENT

(LETTER OF CREDIT)

This Addendum to Credit and Security Agreement (Letter of Credit) (this “Addendum”) is dated as of October 31, 2024 between Off The Hook Yacht Sales NC, LLC (“Dealer”) and Red Oak Inventory Finance, LLC (“Lender”), and is an addendum to that certain Credit and Security Agreement dated as of October 31, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”).

In addition to those Covenants set forth in Section 5 of the Agreement, Dealer has agreed to provide an irrevocable standby letter of credit to secure all of Obligations of Dealer owed to Lender.

In consideration of the mutual covenants and undertakings contained in this Addendum and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Dealer and Lender agree as follows:

1. This Addendum is incorporated into the Agreement as if fully set forth therein, and each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, or words of like import referring to the Agreement shall mean and refer to the Agreement, as modified and/or amended by this Addendum. All terms governing the Agreement shall govern this Addendum. Unless otherwise defined in this Addendum, all capitalized terms used in this Addendum have the same meaning given to those terms in the Agreement.

2. On or before the date first stated above, or as otherwise agreed to between the parties in writing, Dealer shall obtain an irrevocable standby letter of credit (together with any letter of credit accepted by Lender as a replacement therefor, the “Letter of Credit”) issued for the benefit of Lender. The Letter of Credit must be in a form, in a substance, and from an institution acceptable to Lender in its sole discretion. The Letter of Credit shall be issued as, and constitute, additional security for the Obligations. The Letter of Credit shall be in an amount of not less than $2,000,000 and for a term of twelve (12) months or longer.

3. An Event of Default shall occur if, at least sixty (60) days prior to each expiration date of the Letter of Credit, (a) the Letter of Credit is not extended for a term of twelve (12) months or longer, or (b) a new irrevocable standby letter of credit acceptable to Lender in its sole discretion and in the same amount and in form, substance and from an institution acceptable to Lender and for a term of twelve (12) months or longer is not provided to Lender as a replacement therefor.

4. Upon the occurrence of any Default, and in addition to all of Lender’s other remedies available under the Agreement or applicable law, Lender shall have the option, but not the obligation, without notice or demand made upon Dealer to: (i) draw upon the Letter of Credit, (ii) apply the proceeds of any such draw to the repayment of the Obligations, and/or (iii) until all Obligations are performed or satisfied in full, hold the proceeds of any such draw as cash collateral to secure the Obligations.

4. Except as expressly amended by this Addendum, the Agreement shall remain unchanged and in full force and effect.

The parties hereto have executed this Addendum as of the date first set forth above.

RED OAK INVENTORY FINANCE, LLC		Off The Hook Yacht Sales NC, LLC

By:	/s/ Maureen Daiker	By:	/s/ Jason Ruegg
Name:	Maureen Daiker	Name:	Jason Ruegg
Its:	VP – Credit	Its:	Manager
Address:		Address:

Email:		Email:

AMENDED AND RESTATED GUARANTY

This Amended and Restated Guaranty (as from time to time further amended, restated, modified or extended, as hereinafter defined, this “Guaranty”) is executed as of October 31, 2024 (the “Effective Date”) by the undersigned guarantor(s) (individually and collectively, “Guarantor”) in favor of RED OAK INVENTORY FINANCE, LLC (as successor-in- interest of Triad Financial Services, Inc.), a Florida limited liability company (together with its successors and assigns, “Red Oak”), in its individual capacity and as agent for each Lender party to the Credit Agreement (as hereafter defined) from time to time (together with its successors and assigns, “Lender”), and amends and restates that certain Guaranty dated as of May 25, 2022 (as from time to time amended, restated, modified or extended, the “Original Guaranty”) by Guarantor in favor of Triad Financial Services, Inc. (as predecessor-in-interest of Red Oak). For purposes of this Guaranty, “Credit Agreement” means that certain Credit and Security Agreement dated as of October 31, 2024, by and between Lender and Off The Hook Yacht Sales NC, LLC (together with its successors and permitted assigns and or any other person obligated under the Credit Agreement, individually and collectively, “Obligor”), as from time to time amended, restated, modified or extended, and inclusive of any Statement of Financial Transaction and all agreements, instruments and documents executed or delivered in connection with the Obligations (as defined in Credit Agreement) or otherwise related thereto. This Guaranty constitutes an amendment and restatement of the Original Guaranty, and the execution and delivery hereof and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the rights or obligations under the Original Guaranty, all of which shall continue in full force and effect as amended and restated hereby.

RECITALS

A. Lender may, from time to time, enter into agreements with Obligor, including but not limited to the Credit Agreement; and

B. Lender is unwilling to enter into agreements with Obligor unless Guarantor unconditionally guarantees to Lender the payment and/or performance of all obligations of Obligor at any time owing to Lender pursuant to the terms and conditions set forth herein.

AGREEMENT

With knowledge that Lender will enter into agreements with Obligor in reliance upon the existence of this Guaranty, Guarantor agrees with Lender as follows:

1. Guaranty. Guarantor unconditionally and irrevocably guarantees to Lender (except as hereinafter expressly provided as to prospective revocability), without off-set or deduction, the prompt payment and/or performance of all indebtedness, obligations and liabilities of Obligor at any time owing to Lender, whether direct or indirect, matured or unmatured, primary or secondary, or certain or contingent (individually, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”). This Guaranty is a guaranty of payment and not a guaranty of collection. Guarantor guarantees to Lender the punctual and faithful performance by Obligor of each Guaranteed Obligation. If Obligor defaults in the payment or performance of any Guaranteed Obligation, if there exists any event or condition which, with notice and/or the passage of time, would constitute a default under any Guaranteed Obligation, or if there is a liquidation, bankruptcy, assignment for the benefit of creditors or similar proceeding filed or commenced by or against Obligor or Guarantor affecting the status, existence, assets or obligations of Obligor, Guarantor shall pay directly to Lender the sums which Obligor is obligated to pay to Lender, whether by acceleration or otherwise, and promptly perform all other Guaranteed Obligations. Guarantor acknowledges that this Guaranty covers any payments received by Lender by or on behalf of Obligor that are set aside, recovered, rescinded, or required to be returned, whether as a result of Obligor’s bankruptcy, reorganization or otherwise. Any payment or performance made by Guarantor shall be effective to reduce or discharge such Guaranteed Obligations only upon contemporaneous receipt by Red Oak of a written transmittal document or remittance advice advising Red Oak of such payment or performance under this Guaranty and provided no such payment or performance is set aside, recovered, rescinded or required to be returned, whether as a result of Guarantor’s bankruptcy, reorganization or otherwise.

2. Continuing Nature of Guaranty. This Guaranty is a continuing guarantee and shall apply without regard to the form or the amount of the Guaranteed Obligations in existence at any time. Guarantor may prospectively revoke this Guaranty by sending written notice, by certified mail, return receipt requested, to Lender at the address for Lender specified below (the “Revocation Notice”). The revocation of this Guaranty shall not be effective with respect to any Guaranteed Obligation arising on or prior to the date occurring fifteen (15) days after Lender’s receipt of the Revocation Notice (the “Revocation Date”) or arising at any time after the Revocation Date, if arising as the result of a commitment made by Lender to Obligor, or other transaction or circumstances, on or prior to the Revocation Date.

3. Absolute Nature of Guaranty. The obligations of Guarantor under this Guaranty are absolute and unconditional. Guarantor shall not be released from such obligations for any reason, nor shall such obligations be reduced, diminished or discharged for any reason, including but not limited to:

(a)	Modifications and Indulgences. Any increase, acceleration, modification, renewal or alteration of any agreement, document or instrument relating to any Guaranteed Obligation, or any indulgence, adjustment, preference, extension or compromise made by Lender in favor of Obligor or Guarantor.

(b)	Condition of Obligor or Guarantor. Any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or similar proceeding affecting Obligor or Guarantor; any sale, lease or other disposition of any of the assets of Obligor or Guarantor; or any reorganization of, or change in the composition of the shareholders, partners or members of, Obligor or Guarantor.

(c)	Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of any Guaranteed Obligation for any reason whatsoever, including, but not limited to: the existence of valid defenses (including, without limitation, waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti- deficiency statute, fraud, or incapacity), counterclaims or off-sets to any Guaranteed Obligation; the violation of applicable usury or other laws in connection with any Guaranteed Obligation; or the inauthenticity of any document or instrument relating to the Guaranteed Obligations.

(d)	Release of Obligor. Any complete or partial release of Obligor or any other party from any Guaranteed Obligation.

(e)	Release or Substitution of Collateral; Care of Collateral; Status of Liens. Any release, surrender, substitution, exchange, deterioration, waste, loss or impairment of any collateral securing payment of any Guaranteed Obligation (the “Collateral”), whether negligent or willful; the failure of Lender or any other party to exercise reasonable care in the preservation, protection, sale or other treatment of any of the Collateral; the failure of Lender to create or perfect any security interest intended to be given by Obligor in connection with any Guaranteed Obligation (a “Security Interest”); the unenforceability of any Security Interest; the subordination of any Security Interest to any other lien or encumbrance; or the taking or accepting by Lender of any other security for, or assurance of payment of, any Guaranteed Obligation.

(f)	Other Action or Inaction. Any other action or inaction on the part of Lender, whether or not such action or inaction prejudices Guarantor or increases the likelihood that Guarantor will be required to pay or perform any Guaranteed Obligation pursuant to the terms hereof.

(g)	Individual Guarantor. If the undersigned Guarantor is an individual, this Guaranty shall not be discharged or affected by the death or incompetency of such individual Guarantor, but shall bind such individual Guarantor’s heirs, executors, administrators, and assigns.

Guarantor shall discharge the Guaranteed Obligations when due, including any accelerated maturity, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not particularly described herein. Guarantor shall be and remain liable for any deficiency remaining after any foreclosure of any pledge or Security Interest against the Collateral regardless of any action or inaction by Lender in such foreclosure and regardless of any discharge of Obligor. Guarantor is not entering into this Guaranty in reliance on the value or the availability of any of the Collateral. Guarantor acknowledges that Guarantor may be required to pay the Guaranteed Obligations, in full, without the assistance or support of any other party. Guarantor has not been induced to enter into this Guaranty on the basis that any party other than Obligor will be liable to perform any Guaranteed Obligation or that Lender will look to any other party to perform any Guaranteed Obligation.

2

4. Waivers. Guarantor waives:

(a)	Action Against Others. Any right to require Lender to: institute suit or exhaust remedies against Obligor or any other party liable for any Guaranteed Obligation; enforce Lender’s rights in the Collateral or other security which is at any time given to secure any Guaranteed Obligation; enforce Lender’s rights against any other Guarantor of any Guaranteed Obligation; join Obligor or any other party liable for any Guaranteed Obligation in any action seeking to enforce this Guaranty; or exhaust any other remedies available to Lender or resort to any other means of obtaining payment or performance of any Guaranteed Obligation.

(b)	Notices. Notice of the amount of credit extended by Lender to Obligor at any time, whether primary or secondary; notice of the renewal, modification, extension, acceleration or other change of any Guaranteed Obligation or the terms thereof or any document or instrument relating thereto; notice of a default or other non-performance by Obligor in connection with any Guaranteed Obligation; notice of the transfer or disposition by Lender of any Guaranteed Obligation; notice of the repossession, sale or other disposition of any of the Collateral; notice of the acceptance of this Guaranty by Lender; demand and presentation for payment upon Obligor or any other party liable for any Guaranteed Obligation; protest, notice of protest and diligence of bringing suit against Obligor or any other party; and any other action or inaction on the part of Lender in connection with this Guaranty or any Guaranteed Obligation

(c)	Subrogation. Any right which Guarantor may at any time have against Obligor, or any other party liable for any Guaranteed Obligation, as the result of the performance by Guarantor of its obligations under this Guaranty, including, but not limited to, contractual, statutory and common law rights of subrogation, contribution, reimbursement, recourse and indemnification.

5. Subordination. Any and all indebtedness of Obligor now or hereafter owed to Guarantor or any affiliate of Guarantor is hereby subordinated to the Guaranteed Obligations. This subordination includes, but is not limited to, payment and any lien or security interest.

6. Representations and Warranties. Guarantor represents and warrants to Lender that:

(a)	Benefit. Guarantor has received, or will receive, direct or indirect benefit from the creation of the Guaranteed Obligations. The financial accommodations provided to Obligor are for the benefit of Guarantor. The granting of this Guaranty will not result in the undersigned’s liabilities (including the maximum amount of liabilities that may be reasonably expected to result from all contingent liabilities and giving effect to rights of contribution and subrogation) exceeding the fair market value of its assets, and the performance of the obligations of the undersigned hereunder will not cause the undersigned to exceed its ability to pay its debts as they mature, and this Guaranty is made without any intent to hinder, delay or defraud either present or future creditors, purchasers or other interested persons.

(b)	No Representation or Warranty by Lender. Neither Lender nor any other Lender party has made any representation or warranty to Guarantor in order to induce Guarantor to execute this Guaranty.

(c)	Financial and Other Information. Guarantor will deliver promptly to Lender such information regarding Guarantor, including but not limited to Guarantor’s contact information and financial condition, which Lender may reasonably request from time to time. Lender may provide to any third party any credit, financial or other information of and/or relating to Guarantor that Lender may at any time possess, and Lender is authorized to obtain from any manufacturer, distributor or other party any credit, financial or other information of and/or relating to Guarantor, Guarantor’s principals, and others relating to Guarantor, whether currently or hereafter in the possession of any such parties. Guarantor authorizes Lender to obtain and use any credit information from any credit reporting entity pertaining to Guarantor’s credit history and/or credit worthiness, as well as reviewing the credit for increasing or decreasing Obligor’s credit limit, taking collection actions and for any other business purpose. In addition, if any undersigned Guarantor is an individual, upon Lender’s request, such individual Guarantor will deliver to Lender copies of such individual Guarantor’s complete financial statements, reflecting such individual Guarantor’s assets, liabilities, net worth and income and expenses in reasonable detail, along with copies of such individual Guarantor’s most recent tax returns and an updated personal financial statement.

3

(d)	Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligations contained herein, (i) Guarantor is solvent and has assets which, when fairly valued, exceed its liabilities; (ii) there has not been any material adverse change in Guarantor’s financial condition since the first review by Lender; and (iii) as of the date hereof and until the payment and performance in full of all Guaranteed Obligations, there will not be any material adverse change in Guarantor’s financial condition.

(e)	Authority and Binding Effect. If any undersigned Guarantor is not an individual, such Guarantor has full authority to execute this Guaranty on behalf of such Guarantor, such Guarantor’s execution of this Guaranty is valid and binding upon such Guarantor without the requirement of any other approval or authorization, and each person signing on behalf of such Guarantor entity represents and warrants that he or she has the authority to sign on behalf of such Guarantor entity and by so signing to bind such Guarantor entity hereunder. If any undersigned Guarantor is an individual, such individual Guarantor represents and warrants this Guaranty is being executed by such individual Guarantor as an individual in his or her own capacity and not as a director, officer, employee, or representative for any corporation, limited liability company, partnership or any other entity.

7. JURY TRIAL WAIVER; CONSENT TO JURISDICTION; PUNITIVE DAMAGE WAIVER.

(a)	ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE HEREUNDER WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND LENDER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. GUARANTOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF GEORGIA, INCLUDING WITHOUT LIMITATION ANY STATE COURT LOCATED IN FULTON COUNTY AND ANY FEDERAL COURT LOCATED IN THE NORTHERN DISTRICT OF GEORGIA, AND GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT. LENDER AND GUARANTOR HEREBY WAIVE ANY RIGHT TO PUNITIVE DAMAGES OF ANY KIND AGAINST ONE ANOTHER IN ANY PROCEEDING OR AWARD RELATING TO THIS GUARANTY.

(b)	Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent Lender’s or Guarantor’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral or for any current or future debt owed by either party to the other before a court of competent jurisdiction, and Lender is expressly entitled, notwithstanding Section 7(a) hereof, to avail itself of the jurisdiction of any court of competent jurisdiction over the Collateral, including, but not limited to, any court where any portion of the Collateral may be physically located.

(c)	Costs of Collection and Attorneys’ Fees. Upon the occurrence of any Default (as defined in the Credit Agreement), Lender shall be entitled to collect from Guarantor all expenses of pursuing its rights and remedies under the Credit Agreement, this Guaranty, and any other documents relating thereto or hereto, including, but not limited to, all attorneys’ fees and other legal expenses incurred by Lender.

(d)	Survival After Termination. The provisions of this Section 7 will survive the termination of this Guaranty. All rights, remedies, privileges and indemnities set forth in this Guaranty and the Credit Agreement in favor of Lender and each Lender Indemnitee (as defined in the Credit Agreement) are expressly made for the benefit of and shall be enforceable by each of them and their respective successors and assigns, and shall survive any expiration or termination of this Guaranty and/or the Credit Agreement.

4

8. Red Oak as Agent. Except upon notice by Red Oak providing alternate instructions on a particular occasion or generally, Red Oak acts as agent for each Lender, and Guarantor agrees to deal exclusively with Red Oak for all purposes in connection with this Guaranty notwithstanding any other terms set forth in this Guaranty. By way of example and not in limitation, except upon notice by Red Oak providing alternate instructions on a particular occasion or generally, as to all provisions requiring or allowing Guarantor to provide information and/or any notice to Lender, and for Guarantor to make payments to Lender, all such information and/or notice shall be provided, and all such payments shall be remitted, exclusively to Red Oak at such address and in such manner as Red Oak may instruct from time to time. Likewise, except as determined by Red Oak on a particular occasion or generally, Red Oak shall have exclusive authority to act as Lender with respect to Guarantor in connection with this Guaranty, including but not limited to for purposes of issuing default or other notices to Guarantor, considering and/or granting any requests for amendment and/or waivers and exercising remedies after any Default with respect to Guarantor or otherwise in connection with the Guaranteed Obligations. Guarantor understands and agrees that (a) Red Oak, each Lender and the manufacturer of any item of Collateral are not affiliated and neither Red Oak nor any Lender shall have any liability to Guarantor or otherwise for the actions or omissions of such manufacturer(s) or other third parties; and (b) Red Oak and each Lender may share and exchange with the any manufacturer(s) of Collateral and any other third party as Red Oak or such Lender determines appropriate any credit, financial and other information as further set forth in Section 6(c) above.

9. Governing Law. This Guaranty has been substantially negotiated in the State of Georgia. This Guaranty shall be governed, construed and enforced in accordance with the laws of the State of Georgia without regard to conflicts of laws principles that might refer the governance, construction or enforcement of this Guaranty to the laws of another jurisdiction. For the avoidance of doubt, the parties agree that the laws of the State of Georgia shall govern the resolution of any Dispute.

10. Miscellaneous. If any provision of this Guaranty, the Credit Agreement and any other documents relating hereto or thereto shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty, the Credit Agreement and any other documents relating hereto or thereto. The headings contained in this Guaranty are inserted for convenience only and shall not affect the meaning or interpretation of this Guaranty. All references herein to Guarantor, any person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, any government or any political subdivision thereof, or other entity, and the term “entity” shall mean any such “person” other than an individual. All references to the parties herein shall also include any person which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with such party (each an “affiliate”). Any waiver of a breach of this Guaranty shall not be construed to be a continuing waiver or consent to any subsequent breach by either party hereto. This Guaranty shall not be deemed to create any right in any party except as provided herein. This Guaranty shall inure to the benefit of Lender, together with the successors and assigns of Lender and shall be binding upon Guarantor and the successors and assigns of Guarantor. Guarantor agrees that Lender may, without the consent of, or notice to, Guarantor, assign all or any portion of its rights hereunder to any other party to which any Guaranteed Obligation is transferred, assigned or negotiated. Guarantor shall not assign its rights or delegate its obligations under this Guaranty, in whole or in part, without the prior written consent of Lender. Guarantor shall be liable for all attorneys’ fees and other costs and expenses incurred by Lender in connection with Lender’s collection of the Guaranteed Obligations, and enforcement of this Guaranty. Any notices, demands or other communications hereunder shall be in writing, and shall be deemed to have been given and be effective upon the earlier of (i) delivery by personal delivery, (ii) one (1) business day after being sent by overnight courier, (iii) three (3) days after the mailing thereof by registered or certified mail, postage prepaid, return receipt requested, (iv) the date of posting by Lender on the website (as mentioned in the Credit Agreement), or (v) upon affirmative confirmation of receipt by email, if sent during normal business hours, or on the next business day if sent after normal business hours, in each case addressed to addresses set forth below for each party or such other address as any party shall have designated by notice in writing to the other parties. This Guaranty may be executed and delivered by original signature or facsimile, and in one or more counterparts, each of which shall be deemed to be an original copy of this Guaranty and all of which, when taken together, shall be deemed to constitute one and the same Guaranty. The parties (or either of them) may sign this Guaranty manually or by Electronic Signature (as defined below). A party’s delivery of a counterpart of this Guaranty containing or otherwise bearing or having associated therewith an Electronic Signature (i) shall be deemed to be conclusive proof of such party’s intent and agreement to authenticate this writing and to form and to be bound by this Guaranty, and (ii) shall have the same force and effect as delivery of a counterpart bearing an original manual signature. “Electronic Signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record (including, without limitation, facsimile, email electronic signatures, or manual signatures scanned and transmitted by e-mail as a PDF). The words “execute,” “execution,” “executed,” “sign,” “signed,” “signature,” “initials” and words of similar import in this Guaranty shall include Electronic Signatures. This Guaranty, the Credit Agreement and any other documents relating hereto or thereto contain the entire agreement of the parties hereto with respect to the subject matter hereof, collectively set forth the entire understanding of the parties with respect to the subject matter hereof, and collectively supersede any other agreements or understandings, oral or written, between the parties with respect to the subject matter hereof. This Guaranty may not be amended, modified or supplemented in any respect, except by a subsequent written agreement executed by the parties hereto. This Guaranty may not be varied or modified by statement, conduct or act of any of the parties, except by a writing specifically referring to this Guaranty and signed by all parties hereto. No course of dealing, course of performance, or usage of trade shall be considered in the interpretation or enforcement of this Guaranty. Guarantor waives any right it may have to introduce evidence of any such course of dealing, course of performance or usage of trade. This Guaranty is not to be construed in any way against or in favor of any party hereto solely because one party drafted this Guaranty.

5

11. Multiple Guarantors. If more than one Guarantor executes this Guaranty, each Guarantor hereby agrees to be jointly and severally responsible for fulfilling all Guaranteed Obligations hereunder. All affirmative representations, covenants, agreements and obligations imposed on “Guarantor” hereunder shall constitute representations, covenants, agreements and obligations binding on all Guarantors. All representations, covenants, agreements and obligations shall also constitute representations, covenants agreements and obligations of all Guarantors but shall be breached hereunder if breached by any Guarantor. Insofar as Lender is concerned, the act of any Guarantor shall bind all other Guarantors, and Lender’s rights, remedies, powers privileges and indemnities (and each Guarantor’s rights and duties to Lender) shall not be affected by any notice or action to the contrary. Lender shall be fully protected, as to each and all Guarantor, in dealing with any one Guarantor. A Guarantor’s obligations hereunder shall not be affected by any action taken or not taken by Lender, by any lack of prior enforcement or retention of any rights against any Guarantor, by any illegality, unenforceability, or invalidity of any Guarantor’s obligations, or by any circumstance or condition, including, without limitation, (i) any termination, amendment, or modification of, or supplement hereto; (ii) any action by any Guarantor with respect to any item of Collateral; (iii) any failure or delay to conform or comply with any term hereof; (iv) any waiver, consent, extension, indulgence, compromise, settlement, release, or other action or inaction under or in respect hereof, or any exercise or non- exercise of any right, remedy, power, privilege or indemnity under or in respect hereof; (v) any voluntary or involuntary bankruptcy, insolvency, or similar proceeding with respect to any Guarantor; (vi) any limitation on the liability or obligations of any Guarantor, or any discharge, termination, cancellation, frustration, invalidity or unenforceability hereof; (vii) any defect in title to or condition of any item of the Collateral; (viii) any merger or consolidation of any Guarantor into or with any other entity; and (ix) any other condition or circumstance which might otherwise constitute a legal or equitable discharge, release, defense, or limitation arising out of any laws of the United States of America or any state thereof or any other applicable jurisdiction. Each Guarantor agrees that Lender shall not be required to file suit or proceed to obtain or assert a claim against any other Guarantor or its assets, either before or as a condition to enforcing such first Guarantor’s liability hereunder. Lender shall have no duty to see any allocation of use or benefits of any item of Collateral subject hereto, regardless of any notice or request from any Guarantor, all relations between or among Guarantors being an internal matter for such Guarantor and not for Lender. To the extent that this Guaranty is secured by property of any Guarantor or any other party, Lender shall not be obligated to release its security interest in such property until all applicable preference periods have passed with respect to payments made to Lender by or on behalf of Guarantor and/or Obligor.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty, intending to be legally bound hereby, as of the Effective Date set forth above.

GUARANTOR:

By:	/s/ Jason Ruegg
Name:	Jason Ruegg
Address:

Email:

Address for Notices to Lender: Red Oak Inventory Finance, LLC PO Box 326 Alpharetta, GA 30009

7

PROGRAM OUTLINE

OFF THE HOOK YACHT SALES NC LLC (“COMPANY”)

PROGRAM EFFECTIVE DATE:	Upon satisfaction of credit approval conditions

FINANCING BY:	Red Oak Inventory Finance, LLC (“ROIF”)

PROGRAM PROPOSAL:	$25,000,000 floor plan credit facility to finance new or used boat purchases from third party sources. Credit facility is subject to satisfaction of credit approval conditions and documentation.

FINANCED AMOUNT-USED:

JD Power Connect is the primary valuation guide with BUC as secondary.

ROIF will advance the lesser of:

(1) 100% of the purchase price

(2) 100% of the JD Power wholesale value (no accessories)

(3) 80% of BUC low retail, 3rd party accredited survey, comps

FINANCED AMOUNT-NEW	100% of the OEM invoice if ROIF has an OEM agreement. Currently Yellowfin is eligible for 100% financing.

PRODUCT FINANCED:	New or used boats with outboard engines as a package. Used boats must be 15 model years or less. Models over 15 years will be considered on an exception basis.

REPAYMENT TERMS:	Pay as Sold

INTEREST RATE TERMS-USED:	SOFR plus 4.36% Day 1-360 SOFR plus 6.36% Day 361-540 SOFR plus 9.10% Day 541 thereafter

INTERST RATE TERMS-NEW:	SOFR plus 4.11% Day 1-360 SOFR plus 6.11% Day 361-540 SOFR plus 8.85% Day 541 thereafter

BASE RATE DEFINITION:	SOFR is defined as the 30 day Secured Overnight Financing Rate and benchmarked by the CME TERM SOFR published reference rates as outlined in the ROIF CASA section 9 (i) under Calculation of Charges.

ADVANCE FEE TERMS:	.25% of the advance amount for boats equal to or less than $2M. .50% of the advance amount for boats greater than $2M. Annual fee-cap of $125K for advances less than $2M.

FUNDING:

Funding will take place via ACH after the Company provides a full documentation package request to ROIF. Wire funding is available upon request in urgent closing situations. The Company will send ROIF a wire confirmation of their payment to the seller within 2 business days of ROIF’s funding to the Company.

International boats will require a Bill of Lading, insurance certificate with ROIF listed as loss payee, picture of the HIN plate and confirmation the vessel has been loaded on the carrier prior to funding.

CURTAILMENTS-USED/NOR-TECH: (BOATS LESS THAN/EQUAL TO $2M)	Months 1-4 Months 5-17 Months 18+	No curtailments 3.00% of the original advance due monthly 5.00% of the original advance due monthly
(2 months of winter skips at Company’s designation)

CURTAILMENTS-USED/NOR-TECH: (BOATS GREATER THAN $2M)	Months 1-3 Months 4-14 Month 15	No curtailments 5% of the original advance due monthly Due in full
(No skips)

CURTAILMENTS-NEW YELLOWFIN:	Months 1-8 Months 9-17 Months 18+	No curtailments 3.00% of the original invoice amount due monthly 5.00% of the original invoice amount due monthly
(2 months of winter skips at Company’s designation)

COLLATERAL INSPECTIONS:	Conducted on a 30 to 45-day cycle. Inventory must be located at an address listed on the certificate of insurance.

TITLE RETENTION:

Advances under $500,000: Company will retain titles and lien releases in their possession and allow inspection at monthly audits. Company will provide ROIF with copies of the title (front/back) reflecting a proper assignment of ownership and signed release of any existing lien/mortgage.

Advances of $500,000 and greater: Company will mail the original title and lien release cards upon receipt, not later than 30 days after initial advance. Titles must be properly assigned to the Company with a signed release by the existing lien or mortgage holder. ROIF will overnight titles and the lien release card to the Company upon payment in full.

FINANCIAL STATEMENT REPORTING:	Annual CPA Reviewed FYE and tax returns. Company prepared interims on a quarterly basis within 45 days of the quarter end. PFS of ownership annually.

CONDITIONS:	1st UCC broad lien position $2M ILOC by an approved ROIF bank Insurance limit equal to or greater than 75% of the line amount

The contents of this proposal should be held in strict confidence between Company and ROIF. This is a confidential proposal and proprietary information owned by ROIF.

This proposal is not a commitment of any kind on the part of ROIF. Company or ROIF can reject all proposals at their respective discretion. There are no obligations from either party of any kind with respect to the proposal outside of the confidentiality of the contents within the proposal. The terms and conditions of this proposal are subject to financial analysis, credit review and final approval by ROIF.

RED OAK INVENTORY FINANCE, LLC

By:	/s/ Maureen Daiker
Print Name:	Maureen Daiker
Title:	Vice President Credit

AGREED AND ACKNOWLEDGED:
OFF THE HOOK YACHT SALES NC, LLC

BY:	/s/ Jason Ruegg
Print Name:	Jason Ruegg
Title:	Member

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, Red Oak Inventory Finance (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact Red Oak Inventory Finance:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows: To contact us by email send messages to:

To advise Red Oak Inventory Finance of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from Red Oak Inventory Finance

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Red Oak Inventory Finance

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide- signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:

●	You can access and read this Electronic Record and Signature Disclosure; and
●	You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and
●	Until or unless you notify Red Oak Inventory Finance as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Red Oak Inventory Finance during the course of your relationship with Red Oak Inventory Finance.